ANNEX III

                                           ________________,

1996



Purchasers of [Company] [Describe Securities]
c/o Krieger & Prager
319 Fifth Avenue
New York, New York  10016

                       Re:  [Company]

Ladies and Gentlemen:

      We  have  acted  as  counsel  to  [Company],  a
corporation incorporated  under the laws of the State
of________   (the "Company"), in connection with the
proposed issuance and sale  of (the "Securities") pursuant
to the Distribution Agreement and the related  Stock
Purchase Agreement (including  all  Exhibits  and Appendices
thereto)   (collectively the "Agreements") with
("Distributor"), dated_____ between the Company and the Distributor.

      In connection with rendering the opinions set forth herein, we have examined drafts of the Agreement, the Company's Certificate of Incorporation, and its Bylaws, as amended to date [other documents - describe], the proceedings of the Company's Board of Directors taken in connection with entering into the Agreements, and such other documents, agreements and records as we deemed necessary to render the opinions set forth below.

      In conducting our examination, we have assumed the following: (i) that each of the Agreements has been executed by each of the parties thereto in the same form as the forms which we have examined, (ii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity and accuracy of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, (iii) that each of the Agreements has been duly and validly authorized, executed, and delivered by the party or parties thereto other than
the   Company,  and  (iv)  that  each  of  the  Agreements
constitutes the valid and binding agreement of the party or parties thereto other than the Company, enforceable against such party or parties in accordance with the Agreements' terms.

       Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of ________, is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the Company owns or leases properties, maintains employees or conducts business, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company, and has all requisite corporate power and authority to own its properties and conduct its business;

     2. The authorized capital stock of the Company consists of shares of Common Stock, _____________par value per share, ("Common Stock") and shares of Preferred Stock, par value$______ per share; [describe classes if applicable]
     3. The Common Stock is registered pursuant to Section
12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended and the Company has timely filed all the material required to be filed pursuant to Sections 13(a) or 15(d) of such Act for a period of at least twelve months preceding the date hereof;

     4. When duly countersigned by the Company's transfer agent and registrar, and delivered to you or upon your order against payment of the agreed consideration therefor in accordance with the provisions of the Agreements, the Securities [and any Common Stock to be issued upon the conversion of the Securities] as described in the Agreements represented thereby will be duly authorized and validly issued, fully paid and nonassessable;

     5. The Company has the requisite corporate power and authority to enter into the Agreements and to sell and deliver the Securities and the Common Stock to be issued upon the conversion of the Securities as described in the Agreements; each of the Agreements has been duly and validly authorized by all necessary corporate action by the Company to our knowledge, no approval of any governmental or other body is required for the execution and delivery of each of the Agreements by the Company or the consummation of the transactions contemplated thereby; each of the Agreements has been duly and validly executed and delivered by and on behalf of the Company, and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors rights generally, and except as to compliance with federal, state, and foreign securities laws, as to which no opinion is expressed;

     6. To the best of our knowledge, after due inquiry, the execution, delivery and performance of the Agreements by the Company and the performance of its obligations thereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with or violate any provision of (i) the Company's Certificate of Incorporation or By-Laws, (ii) any indenture, mortgage, deed of trust, agreement or other instrument to which the Company is a party or by which it or any of its property is bound,
(iii) any applicable statute or regulation, (iv) or any judgment, decree or order of any court or governmental body having jurisdiction over the Company or any of its property.


     7. The issuance of Common Stock upon conversion of the
Securities in accordance with the terms and conditions of the Agreements, will not violate the applicable listing agreement between the Company and any securities exchange or market on which the Company's securities are listed.

     8. To the best of our knowledge, after due inquiry, there is no pending or threatened litigation, investigation or other proceedings against the Company [except as described in Exhibit A hereto].

     This opinion is rendered only with regard to the matters set out in the numbered paragraphs above. No other opinions are intended nor should they be inferred. This opinion is based solely upon the laws of the United States and the State of, ______ as currently in effect, and the [General] Corporation Law of the State of and does not include an interpretation or statement concerning the laws of any other state or jurisdiction. Insofar as the enforceability of the Agreements may be governed by the laws of other states, we have assumed that such laws are identical in all respects to the laws of the State of
______________.

     The opinions expressed herein are given to you solely for your use in connection with the transaction contemplated by the Agreements and may not be relied upon by any other person or entity or for any other purpose without our prior consent.
                                        Very truly yours,



By: _________________________________